Northern States Power Company
                                414 Nicollet Mall
                              Minneapolis, MN  55401


                                            April 26, 1995


         Wisconsin Energy Corporation
         231 West Michigan Street
         P.O. Box 2949
         Milwaukee, WI  53201

         Attention:  Mr. Jerry G. Remmel

         Dear Jerry:

                   This letter confirms that discussions between our two companies, Northern States Power Company ("NSP") and Wisconsin Energy Corporation ("WEC") with respect to a possible business combination transaction resumed effective as of April 19, 1995.

                   This letter shall be deemed to amend the letter agreement dated January 17, 1995 between NSP and WEC (the "Confidentiality Agreement"), by inserting after the phrase "two years from the date hereof" in the first two lines of the fifth paragraph of the Confidentiality Agreement the parenthetical "(or, in the event a definitive agreement with respect to a Transaction is entered into between us, two years from the date of termination of such agreement)". Except as stated herein, the Confidentiality Agreement remains in full force and effect.

                   NSP and WEC also confirm that any Evaluation Material (as defined in the Confidentiality Agreement) provided from April 19, 1995 is covered by the terms of the Confidentiality Agreement.

                                       Very truly yours,

                                       NORTHERN STATES POWER COMPANY


                                       By:/s/ Edward J. McIntyre
                                          Edward J. McIntyre
                                          Vice President and Chief
                                          Financial Officer
         Confirmed and agreed to as of
         the date of this letter:

         WISCONSIN ENERGY CORPORATION


         By:/s/ Jerry G. Remmel
            Jerry G. Remmel
            Chief Financial Officer